EXHIBIT 10.31

TRANSITION AND SEPARATION AGREEMENT

THIS TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Digital River, Inc., a Delaware corporation with its principal administrative office at 9625 W. 76th Street, Eden Prairie, Minnesota 55344 (the “Company”), and Joel A. Ronning (“Executive”).

WITNESSETH:

WHEREAS, Executive is the Chairman of the board of directors of the Company (“Chairman”) and Chief Executive Officer of the Company;

WHEREAS, Executive and the Company are parties to an Amended and Restated Employment Agreement, effective as of February 28, 2007, which is attached to this Agreement as Exhibit A (the “Employment Agreement”);

WHEREAS, Executive and the Company have mutually determined that Executive shall cease serving as Chief Executive Officer of the Company, and his employment with the Company will terminate, effective November 1, 2012 (the “Separation Date”);

WHEREAS, Executive and the Company hereby mutually agree that Executive shall resign as a director and as Chairman of the board of directors of the Company (the “Board”), effective December 31, 2012 (the “Resignation Date”); and

WHEREAS, the Company and Executive wish to settle all matters between them, fully and finally, under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Executive and the Company agree as follows:

1.                                      Executive Resignations; Transition Obligations; Accrued Earnings.

(a)                                 Contemporaneously with the execution of this Agreement, Executive shall execute and deliver to the Company letters in the forms attached hereto as Exhibit B and Exhibit C, resigning as Chief Executive Officer of the Company, effective as of the Separation Date, and as a director and Chairman of the Board, effective as of the Resignation Date.  Executive’s employment with the Company shall terminate effective as of the Separation Date and, as of such date, Executive shall no longer serve in any officer or other employment position with the Company, its subsidiaries or affiliates and shall no longer be entitled to any benefits generally provided to employees of the Company.  Executive’s service as Chairman shall terminate effective as of the Resignation Date and, as of such date, Executive shall no longer serve in any director or committee position with the Company, its subsidiaries or affiliates.  Executive and the Company acknowledge and agree that the “Expiration Date” of the Employment Agreement shall be the Separation Date.   Executive shall execute any other documents necessary to effectuate the foregoing resignations.

(b)                                 From the Separation Date through the Resignation Date, Executive shall, and Executive hereby agrees to, perform — faithfully, competently, diligently and to the best of his ability — transition-related duties or services as may be requested of him by the Company.

(c)                                  Within fifteen (15) business days after the Separation Date, Executive shall receive an amount, less all federal, state and local withholdings and other authorized deductions, equal to the sum of any earned but unused paid time off through the Separation Date.

(d)                                 Prior to the Resignation Date, Executive must submit all unpaid business-related expenses incurred during Executive’s employment with the Company, and the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, within fifteen (15) business days after the Resignation Date.

2.                                      Event of Termination.  Provided that this Agreement becomes effective pursuant to Section 5(d) below, the Company shall deem Executive’s separation from the Company to be an “Event of Termination” (as defined in the Employment Agreement), and the Company shall:

(a)                                 pay to Executive the lump-sum amount of $867,576 (consisting of $450,000, representing Executive’s base salary, and $417,576, representing the average of the annual bonus amount paid to Executive for the three (3) prior years) less all federal, state and local withholdings and other authorized deductions, on the six-month anniversary of the Separation Date, in the same manner as the Company currently disburses Executive’s paycheck; further, Executive may submit a new W-4 form if necessary to adjust withholding for his purposes;

(b)                                 commencing with the Separation Date and continuing through the Resignation Date, make payments to Executive in such amounts and at such times as the Company would have made to Executive of his base salary had Executive continued to be employed by the Company during such period;

(c)                                  offer Executive and his eligible dependents the opportunity to continue medical and dental coverage provided pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and if so elected, the Company shall pay the premiums required to be paid for such continuation coverage for a period of fourteen months following the Separation Date, and, to the extent permitted by law and the applicable terms and conditions of the plans, the Company shall make any payments due under this Section 2(c) directly to the applicable insurance provider, and at the conclusion of the company-paid COBRA coverage period, Executive may be eligible to continue such coverage under COBRA at his own expense;

(d)                                 pay for Executive’s disability and life insurance coverage, as maintained by Executive on the date upon which he executes this Agreement, if permitted by the plan, or alternatively cover and pay for such disability and life insurance through a third-party policy offering disability and life insurance benefits economically equivalent to the benefits provided to Executive on the date upon which he executes this Agreement, in each case, from the Separation Date through the one-year anniversary of the Separation Date, and, to the extent permitted by law and the applicable terms and conditions of the plans, the Company shall make any payments due under this Section 2(d) directly to the applicable insurance provider;

(e)                                  provide for vesting in full on the Separation Date of all stock options and restricted stock issued to Executive that are otherwise outstanding and unvested as of immediately prior to the Separation Date, with all stock options remaining exercisable by Executive for one hundred twenty days (120) days following the Resignation Date; and

(f)                                   with respect to those certain performance stock awards granted to Executive on February 29, 2012, issue to Executive a number of shares of the Company’s common stock determined based on, and issuable as fully vested shares of Company common stock at such time as, a determination is made by the Compensation Committee of board of directors of the Company regarding the level of achievement of the performance goals applicable to the fiscal year 2012 awards for executive officers of the Company, provided that the Compensation Committee’s determination with respect to such performance goals as applied to Executive’s awards shall be consistent with its determination as applied to the awards of other executive officers of the Company.

3.                                      Covenants.

(a)                                 Post-Employment Obligations under the Employment Agreement. Executive shall comply at all times with Sections 9 and 10 of the Employment Agreement, which are explicitly incorporated into this Section 3(a) by reference and are fully enforceable as if set forth in their entirety in this Agreement; provided that, for the avoidance of doubt, the period of restriction applicable to the covenants described in Section 10 of the Employment Agreement shall commence on the Resignation Date.

(b)                                 Nonsolicitation; Non-Interference.  Executive will not at any time from the date upon which Executive signs this Agreement through the one-year anniversary of the Resignation Date:  (i) for Executive’s own benefit or for the benefit of others, directly or indirectly, solicit the services of any then current or former employee of the Company; or (ii) cause, entice, induce or encourage any employee or consultant of the Company to terminate his/her employment with or not to perform consulting services for the Company.

(c)                                  Nondisparagement.  Executive will not at any time make or authorize any public or private statement (whether orally or in writing) disparaging the Company, its parents, subsidiaries or affiliates, or their respective business interests and activities.  The Company will not authorize any public or private statement (whether orally or in writing) disparaging Executive.  The Company will issue a press release regarding Executive’s separation in the form attached hereto as Exhibit D.

(d)                                 Return of Company Property.  On or prior to the Resignation Date, or at such earlier date(s) as requested by the Company, Executive shall return to the Company all originals (and any copies thereof) of all confidential information concerning the Company and its subsidiaries and affiliates, as well as all of the Company’s software, cardkey passes, door and file keys, computer access codes, mobile communication devices, computers, laptops, storage devices, disks and instructional manuals, and other physical property that Executive received and/or prepared or helped prepare in connection with his employment with the Company.

(e)                                  Cooperation.  For 12 months after the Resignation Date, at the request of the Company and consistent with Executive’s schedule, Executive agrees to cooperate fully with the Company in any litigation or self-regulating proceeding or inquiry that involves the Company or any of its then-current or former officers, directors, employees or agents, about which Executive may have knowledge or information.  Executive also agrees to cooperate fully with any investigation or inquiry conducted by or on behalf of the Company or any governmental, regulatory or self-regulating authority about which Executive may have knowledge or information.  If Executive is participating at the Company’s request, and legal counsel for Executive is required, and the Company’s legal counsel determines that representing Executive, in addition to the Company, is a conflict of interest, the Company will provide such legal counsel to the extent required under any existing indemnification obligations to Executive, as permitted by law.  The Company will reimburse Executive for any out-of-pocket expenses incurred by Executive fulfilling the obligations set forth in this Section 3(e).

4.                                      Release.

(a)                                 Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its parents, subsidiaries and affiliates, together with each of their respective owners, members, investors, shareholders, creditors, assigns, agents, directors, partners, officers, employees, attorneys and representatives, and any of their predecessors and successors and each of their estates, heirs and assigns, and any entities with which any of the foregoing are affiliated (collectively, the “Company Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns, ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Parties:  (i) from the beginning of time to the date upon which Executive executes this Agreement (as applicable); (ii) arising out of, or relating to, such Executive’s employment with any of the Company Parties through the date upon which Executive executes this Agreement (as applicable); (iii) arising out of, or relating to, such Executive’s termination of employment from the Company; (iv) arising out of, or relating to, the Employment Agreement through the date upon which Executive executes this Agreement (as applicable); and/or (v) arising out of, or relating to any equity awards granted to Executive by the Company, including without limitation, awards under the Company Amended and Restated 2007 Equity Incentive Plan (as amended and restated), the 2012 Performance Share Agreement, the 2012 Performance Stock Grant Notice dated as of February 29, 2012, and any and all other Company equity plans or stock option, restricted stock or other equity award agreements, grant notices or similar agreements or arrangements.  This release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages; all claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices; and all claims arising under any federal, state and local labor, employment, whistleblower and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment

Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Immigration and Reform Control Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Minnesota Human Rights Act; provided, however, that nothing in this Agreement shall release or impair any of the rights set forth in Section 4(b) below.

(b)                                 Nothing in this Agreement shall release or impair:  (i) Executive’s right to enforce the terms of this Agreement; (ii) any rights or claims that Executive may have under or relating to any stock options and restricted stock awards held by Executive and the 2012 Performance Share Agreement and 2012 Performance Stock Grant Notice dated as of February 29, 2012, as the terms of any such options, awards or agreements may be modified under this Agreement, (iii) any rights or claims that Executive may have under or relating to any 401(k) plan and/or tax qualified pension plan with the Company; (iv) any claims to indemnity that Executive may have under applicable law, or (v) any rights that cannot be waived under applicable law.

(c)                                  Executive acknowledges and agrees that any right to continue to contribute to the Company’s 401(k) plan for employees will end on the Separation Date.  Executive acknowledges and agrees that the payments provided under Section 2 of this Agreement shall not be included in any computation of earnings under the Company’s 401(k) plan or any other plan.

(d)                                 As of Executive’s execution of this Agreement, Executive represents that he has no complaints, charges or lawsuits currently pending against the Company Parties.  Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Company Parties arising out of any of the matters released in this Section 4.

5.                                      Review and Revocation Period; Execution.

(a)                                 Executive acknowledges that the Company has advised him of his right to consult with an attorney prior to executing this Agreement.  Executive has carefully read and fully understands all of the provisions of this Agreement.  Executive is entering into this Agreement, including the releases set forth in Section 4 of this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration.

(b)                                 Executive acknowledges that he has been given twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner.

(c)                                  Executive will have seven (7) calendar days from the date on which he signs this Agreement to revoke his consent to the terms of this Agreement.  Such revocation must be in writing and must be faxed to the General Counsel of the Company at (952) 674-4444.  Notice of such revocation must be received within the seven (7) calendar days referenced above.

In the event of such revocation by Executive, this Agreement shall be null and void in its entirety, and the Company shall have no further obligations under this Agreement and Executive shall not receive the payments or benefits under Section 2 of this Agreement.

(d)                                 Provided that Executive does not revoke this Agreement within the time period set forth in Section 5(c) above, this Agreement shall become effective on the eighth calendar day after the date upon which Executive signs it (the “Effective Date”).

6.                                      Response to Subpoena, Court Order or Similar Legal Process.   Nothing in this Agreement shall prohibit Executive from responding to a subpoena, court order or similar legal process or from cooperating, as required by law, with any governmental investigation; provided, however, that prior to making any disclosures required by a subpoena or other court order, Executive shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

7.                                      Remedies; Injunctive Relief.  A material breach of Section 3 of this Agreement by Executive shall give the Company the right to discontinue the performance of its unperformed duties and obligations under Section 2 of this Agreement, and shall entitle the Company to legal, injunctive or other equitable relief on account of such breach.  Executive agrees that the Company would suffer irreparable harm if Executive were to breach, or threaten to breach, Section 3 of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive or other equitable relief in a court of appropriate jurisdiction, without the need to post any bond.  Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from breaching this Agreement.  This Section 7 shall not, however, diminish the right of the Company to claim and recover damages and other appropriate relief in addition to injunctive relief.

8.                                      Captions and Section Headings.  Captions and section headings used here are for convenience and are not a part of this Agreement and will not be used in its interpretation.

9.                                      Severability; Blue-Penciling.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to geography, duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.  Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

10.                               Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns.  Executive may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which shall inure to the benefit of Executive’s heirs, executors and administrators.

11.                               Waiver.  The failure of the Company or Executive to enforce any provision of this Agreement will not waive, in any way, that or any other provision of this Agreement in connection with any future violation, or prevent that party or any other party from thereafter enforcing every term of this Agreement. The waiver of any single remedy by the Company or Executive will not waive its or his right to assert all other available legal remedies.

12.                               Each Party the Drafter.  This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

13.                               Entire Agreement; No Oral Modifications.  Except as expressly set forth herein, this Agreement is the sole and complete agreement between the Company and Executive regarding the subject matter hereof.  It supersedes all prior agreements, negotiations, proposals and understandings between them regarding the subject matter hereof.  This Agreement is subject to termination or modification only by a document clearly identifying its purpose, which has been executed and dated by the Company and Executive, or their authorized representatives.  Executive and the Company represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

14.                               Notice.  All communications or notices related to this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, and addressed as follows, unless and until the Company and Executive notifies each other party in accordance with this Section 14 of a change of address:

If to Executive:	Joel A. Ronning
6210 Orchid Lane
Excelsior, MN 55331

with a copy to:	Maslon Edelman Borman and Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Howard B. Tarkow

If to the Company:	Digital River, Inc.
9625 W. 76th Street
Eden Prairie, MN 55344
Attention: General Counsel

with copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Stephen F. Arcano

Skadden, Arps, Slate, Meagher & Flom LLP
155 N. Wacker Drive
Chicago, IL 60606-1720
Attention: Shilpi Gupta

15.                               Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.  A faxed signature shall operate the same as an original signature.

16.                               Governing Law. This Agreement will be governed by and construed according to the laws of the State of Minnesota, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

17.                               Compliance With 409A.  This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception or exemption therefrom, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in accordance with such intention and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable.  All payments to be made upon a termination of employment under this Agreement shall, to the extent required by section 409A of the Code, only be made upon a “separation from service” within the meaning under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and if a payment is not made by the designated payment date under this Agreement, to the extent permitted by section 409A, the payment shall be made by December 31 of the calendar year in which the designated date occurs.  To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, the Company and the Executive may, within any applicable time period provided under the Treasury Regulations issued under section 409A, effect through mutual agreement the appropriate amendments to those provisions necessary to bring the provisions of this Agreement into compliance with section 409A, provided such amendments shall not reduce the dollar amount of any such item or adversely affect the present value of such item..  Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitutes deferred compensation subject to section 409A of the Code, shall be construed as a separate identified payment for purposes of section 409A of the Code.  No reimbursement payable to Executive pursuant to any provision of this Agreement or otherwise pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of section 409A of the Code.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company and Executive have signed this Agreement as of the dates indicated below.

Digital River, Inc.		Joel A. Ronning

By:	/s/ Thomas F. Madison	/s/ Joel A. Ronning
Thomas F. Madison
Lead Director

Date:	October 30, 2012	Date:	October 30, 2012

EXHIBIT A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EXHIBIT B

Joel A. Ronning

6210 Orchid Lane

Excelsior, MN 55331

October 29, 2012

BY HAND

Digital River, Inc.

9625 W. 76th Street

Eden Prairie, Minnesota 55344

Attention:  Kevin Crudden, General Counsel

Re:                             Resignation as Chief Executive Officer

Dear Kevin:

Effective November 1, 2012, I hereby resign from my position of Chief Executive Officer of Digital River, Inc.  I also agree to execute any other documents necessary to effectuate such resignation.

Very truly yours,

Joel A. Ronning

EXHIBIT C

Joel A. Ronning

6210 Orchid Lane

Excelsior, MN 55331

October 29, 2012

BY HAND

Digital River, Inc.

9625 W. 76th Street

Eden Prairie, Minnesota 55344

Attention:  Kevin Crudden, General Counsel

Re:                             Resignation as Director and Chairman

Dear Kevin:

Effective December 31, 2012, I hereby resign as a director and Chairman of the Board of Directors of Digital River, Inc., and from any and all boards, committees, directorships and other positions, if any, with Digital River, Inc. and its subsidiaries and affiliates.  I also agree to execute any other documents necessary to effectuate such resignation.

Very truly yours,

Joel A. Ronning

EXHIBIT D

PRESS RELEASE